Exhibit 5.1

May 12, 2017

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Gardner Denver Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) up to 18,925,331 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), that may be issued by the Company pursuant to the Gardner Denver Holdings, Inc. 2013 Stock Incentive Plan for Key Employees of Gardner Denver Holdings, Inc. and its Subsidiaries (the “2013 Plan”) and (2) up to 8,550,000 shares of Common Stock that may be issued by the Company pursuant to the Gardner Denver Holdings, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan” and, together with the 2013 Plan, the “Plans”) (collectively, the “Shares”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation, a form of the share certificate for the Common Stock and the Plans.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Gardner Denver Holdings, Inc.	-2-	May 12, 2017

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP